SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.



                               FORM 8-K

                            CURRENT REPORT

                    Securities Exchange Act of 1934





Date of Report (date of earliest event reported): November 5, 1996



Computervision Corporation
(Exact name of registrant as specified in charter)



     Delaware           1-7760/0-20290       04-2491912
(State or other          (Commission        IRS Employer
jurisdiction             File Numbers)     Identification
of incorporation)                             Number)



100 Crosby Drive, Bedford, MA  01730
(Address of principal executive offices)



617-275-1800
(Registrant's telephone number, including area code)




(Former name or former address, if changed since last report)




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Item 5.  Other Events


     On November 5, 1996, Computervision Corporation issued a press release announcing that Kathleen A. Cote has taken on the additional responsibilities of Chief Executive Officer.





Item 7.  Financial Statements and Exhibits


(a)  Financial Statements of business acquired:

         Not applicable

(b)  Pro Forma financial information

         Not applicable

(c)  Exhibits:

         (99) (a) Press Release dated November 5, 1996

                           SIGNATURES



     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                          Computervision Corporation
                          (Registrant)


                          By /S/ Anthony N. Fiore, Jr.
                            Anthony N. Fiore, Jr.
                            Vice President, Business
                            Operations and General Counsel

                          Date:  November 11, 1996

                        EXHIBIT INDEX


Exhibit No.                                     Page. No.

(99) (a) Press Release dated November 5, 1996      5

For Further Information:

Wayne B. George
Computervision Corporation
(617) 275-1800, ext. 2443
WGEORGE@msgate.cv.com

Cote Takes on Leadership of Computervision

Becomes CEO as Planned

BEDFORD, Mass., November 5, 1996 -- Computervision Corporation
(NYSE:CVN) today announced that as of November 1, 1996, Kathleen A. Cote has taken on the additional responsibilities of Chief Executive Officer. Cote has been President and Chief Operating Officer of Computervision since November 1995.

The Cote appointment was first announced at the Annual Meeting of Shareholders on June 11 of this year. Also, on July 25 of this year, Cote was named a Director of the company, effective immediately.

"Computervision is aggressively moving to capitalize on its highly competitive position in the Electronic Product Definition(TM) (EPD(TM)) marketplace," stated Kathleen A. Cote. "I see Computervision as a growth company with a clear competitive advantage -- Electronic Product Definition. It has been proven to be the product development process of choice for manufacturers. It has helped us to make our customers, both new and old, more competitive and strategic in their markets.

"Our former Chairman and CEO, Russell Planitzer, will remain in his role as Chairman of the Board," Cote said. "I look forward to continuing to work with Russ on major accounts, technology innovation and business development, as we drive our core EPD strategy into the future."

Over the last year, some of the largest companies in the world have adopted Computervision's EPD strategy including a recent $54 million agreement with EDS for Rolls-Royce Aerospace and Allison Engine Company, the largest contract in the company's history. Electronic Product Definition integrates the entire product life cycle, allowing every part of an organization -- design, development, manufacturing and support -- to work in an optimized collaborative environment.

Cote assumed the position of President and Chief Operating Officer in November 1995. In this position Cote has overseen Computervision's marketing, services, technology, sales and administration functions as well as heading up the company's Operating Committee. In February 1994, her role expanded to include marketing and corporate communications. Prior to that, she had been appointed in August 1989 as Vice President of Worldwide Services. Cote joined Computervision in 1986 as Vice President of Manufacturing, and in November 1987 she was made a Corporate Officer.

Prior to Computervision, Cote was at Wang Laboratories for seven years and held a number of senior management positions. She has a Bachelor of Arts degree from the University of Massachusetts and an MBA degree from Babson College.

Cote is a member of the Board of Directors at Bay Networks, Walden University and the Massachusetts High Technology Council. She has served as Vice Chairman of the Massachusetts Council for Advance Technology Transfer and Manufacturing. Other past positions include the Board of Directors of the Women's Initiative for Technology Leadership, the Board of Directors of Babson College, the Boston Chapter of the National Urban League, the Massachusetts Private Industry Council and the Council for Women in High Technology, co-sponsored by the Department of Labor and the University of Massachusetts.

Computervision Corporation Background
Computervision Corporation is a leading international supplier of Electronic Product Definition solutions for developing, delivering, and maintaining products throughout their life cycle. For more than 26 years, the company's product development software solutions have helped manufacturers improve product quality and reduce time to market. Computervision Services(R) provides best-practices consulting programs to support product development process reengineering and technology implementation. Computervision Services also supports applications, systems, and networks in heterogeneous computing environments. Computervision is headquartered in Bedford, Massachusetts, and provides sales and support services to its customers through its offices located throughout the world.

This press release contains "forward-looking" statements under the federal securities laws. The company notes that actual results could differ materially from those projected. Various factors could cause actual results to differ materially from those projected, including: reliance on significant contracts from large customers that make quarterly revenues and earnings difficult to predict, the risks associated with new product introduction and technology development by the company, product introductions or price changes by the company's competitors, and general economic conditions by the company's principal markets. The company refers the reader to its filings with the Securities and Exchange Commission for other risks and uncertainties.

Computervision, the Computervision logo and CADDS are USPTO registered trademarks of Computervision Corporation. Electronic Product Definition and EPD are trademarks of Computervision Corporation. All other marks are trademarks of their respective owners.

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